ASTEEL GROUP

ASTEEL SDN BHD (393042-D)

Lot 712, Block 7, Demak Laut Industrial Park,
93050 Kuching, Sarawak, Malaysia.
Tel: 082-433 888 Fax : 082-433 889
Email: enquiries@asteel.com.my Website: www.asteel.com.my
GST ID: 001470734336

envio
Affordable Shelter for Everyone

Mr. Ali Kasa
President
Anvia Holdings Corporation,
Level 9, 127 Creek Street,
4000, Brisbane, QLD,
Australia

19 JUNE 2017

Dear Mr. Kasa,

RE: Appointment of Anvia Holdings Corporation as distributor of ASTEEL Sdn Bhd

We are pleased to appoint Anvia Holdings Corporation as global online and offline distributor of roofing and trading products.

ASTEEL marketing team shall ensure that our products meet major technical requirements in your key markets. Anvia shall provide the required technical specifications required and the markets fro such requirements.

As part of partner support ASTEEL shall provide printed and electronic brochures, digital and printed catalogues with technical specifications for all products.

ASTEEL Sdn Bhd shall pay the following revenue share for each product category:

- Steel Roofing Products - 2.5% of revenues generated by Anvia Holdings Corporation
- Trading Products – 5% of revenues generated by Anvia Holdings Corporation.

The payment is payable within 30 calendar days upon receiving the invoice. The invoices should be received monthly on or before 30th calendar day of each month.

This appointment has no time limitations but it is restricted to territories outside Sabah, Sarawak and island of Borneo states and territories.

There shall be periodical review to this engagement to align our efforts and marketing strategies for mutual benefits.

Looking forward to working with Anvia to make this a successful collaboration.

Best Regards,

Victor Hii Lu Thian
Managing Director